CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2016 (except for 2015 Restatement described in Note 1 and the effects thereof, as to which the date is November 14, 2016) with respect to the consolidated financial statements, and our report dated February 26, 2016 (except for the material weaknesses discussed in Management’s Report on Internal Control over Financial Reporting, as to which the date is November 14, 2016) with respect to internal control over financial reporting, both included in the Annual Report of Ligand Pharmaceuticals Incorporated on Form 10-K/A for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ligand Pharmaceuticals Incorporated on Forms S-3 (File No. 333-208919 and 333-191523) and on Forms S-8 (File No. 333-182547, File No. 333-160132 and File No. 333-131029).
/s/ GRANT THORNTON LLP
San Diego, California
November 14, 2016